Exhibit 99.1
PRINCETON NATIONAL BANCORP, INC.
& CITIZENS FIRST NATIONAL BANK
ANNOUNCE RETIREMENT OF TONY J. SORCIC,
PRESIDENT & CEO/DIRECTOR
November 16, 2009: Princeton National Bancorp, Inc., Princeton, Illinois (NASDAQ: PNBC), the holding company of Citizens First National Bank.
Princeton National Bancorp, Inc. and Citizens First National Bank today announced the retirement of President & CEO/ Director Tony J. Sorcic effective February 1, 2010. Sorcic joined the staff of Citizens First National Bank in August of 1981 as Assistant Vice President of Operations. He was promoted several times during his employment at Citizens, was appointed to the Boards of Directors of both the Company and the Bank in 1986 and in 1995 Sorcic became President & CEO of Citizens.
Tony J. Sorcic, President & CEO commented, “I have decided to retire to pursue a few favorite community service projects and develop a leadership program. It has been a lifelong goal to retire near age 55, and this year I turned 56. Although I will really miss the day to day interactions with the staff, customers and shareholders, I have been fortunate to have made many friends in each market which has been extremely fulfilling. We are very excited about this new phase of my life. My wife, Donna, and I have some very exciting plans. To ensure a smooth transition, I will continue to be involved with the Company after my retirement for a 6-month period under a consulting arrangement.”
Sorcic continued, “When I joined the staff of Citizens, total assets were $130 million with three locations and now, 28 years later, assets are $1.3 billion and the Bank has 21 locations to serve its customers. I have worked hard to prepare the Bank for this day. We have a fantastic staff and an excellent management team and I am very confident about the future. A few of the things I am most proud of while affiliated with the Company include: the staff’s community involvement and achievements, expansion of the Bank’s sales culture, development of the mortgage banking department which now services over $450 million in residential loans to our customers, development of Citizens Financial Advisors, internet and mobile banking, and the development of an outstanding training program. The staff reached a milestone this year with over 16,000 hours of community service to local organizations and events.”
Craig O. Wesner, Chairman of the Board stated, “Sorcic has played an integral part in the success of the Company and the Bank. His knowledge and contribution to the Boards of Directors of Princeton National Bancorp, Inc. and Citizens First National Bank have been invaluable and he will be greatly missed at both the Management and Board of Directors levels.”
At the time of his retirement, Sorcic will have served as President for almost 15 years: the longest presidency of the Bank since C.D. Tedrow. Under his leadership the Company has prospered in many areas. Sorcic was instrumental in the completion of six acquisitions, the opening of seven new offices, and taking the Company public in May of 1992. He has built a staff that is focused on generating the best return for the shareholders, dedicated to serving the customers, and has demonstrated a real desire to help improve our communities. While many companies have reported losses during the current credit cycle, Princeton National Bancorp, Inc. has reported positive earnings for fifty-eight consecutive quarters.
During Sorcic’s tenure at Citizens, he has worked with individuals, businesses, educational entities and governmental bodies to meet their financial needs. Sorcic has led by example and his community service is exemplary. A few of his community service accomplishments include: a 30-year membership in Rotary; pioneering the Friends of Scouting Breakfast; chairing the capital fund drive for the Perry

Memorial Hospital Emergency Department, chairing the Illinois Theatre Conservatory capital fund drive; and serving on the Perry Memorial Hospital Board of Trustees, Princeton Public Schools Foundation, Illinois Valley Community College Board of Trustees, and ISU College of Business Advisory Council.
The Management, Staff and Board of Directors are very grateful for Mr. Sorcic’s contributions to the Company and wish him many successes with his future endeavors. The Board will announce President Sorcic’s successor in the near future.

Inquiries should be directed to:	Lou Ann Birkey, Vice President — Investor Relations, Princeton National Bancorp, Inc. (815) 875-4444, E-Mail address: pnbc@citizens1st.com

2